PROSPECTUS SUPPLEMENT                       FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus dated January 23, 2001)                REGISTRATION NO. 333-89355

                                   [LOGO](sm)



                        1,000,000,000 Depositary Receipts
                            Biotech HOLDRS(sm) Trust

         This prospectus supplement supplements information contained in the prospectus dated January 23, 2001, which updated the original prospectus dated November 22, 1999 relating to the sale of up to 1,000,000,000 depositary receipts by the Biotech HOLDRS(SM) Trust

         The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:

                                                                     Primary
                                                            Share    Trading
           Name of Company (1)                     Ticker   Amounts   Market
---------------------------------------------      ------   -------  -------
Affymetrix, Inc.                                   AFFX       4      Nasdaq NMS
Alkermes, Inc.                                     ALKS       4      Nasdaq NMS
Amgen Inc.                                         AMGN      46      Nasdaq NMS
Applera Corporation--Applied Biosystems Group      ABI       18      NYSE
Applera Corporation--Celera Genomics Group         CRA        4      NYSE
Biogen, Inc.                                       BGEN      13      Nasdaq NMS
Chiron Corporation                                 CHIR      16      Nasdaq NMS
Enzon, Inc.                                        ENZN       3      Nasdaq NMS
Genentech, Inc.                                    DNA       44      NYSE
Genzyme Corporation                                GENZ      14      Nasdaq NMS
Gilead Sciences, Inc.                              GILD       8      Nasdaq NMS
Human Genome Sciences, Inc.                        HGSI       8      Nasdaq NMS
ICOS Corporation                                   ICOS       4      Nasdaq NMS
IDEC Pharmaceuticals Corporation                   IDPH      12      Nasdaq NMS
Immunex Corporation                                IMNX      42      Nasdaq NMS
MedImmune, Inc.                                    MEDI      15      Nasdaq NMS
Millennium Pharmaceuticals, Inc.                   MLNM      12      Nasdaq NMS
QLT Inc.                                           QLTI       5      Nasdaq NMS
Sepracor Inc.                                      SEPR       6      Nasdaq NMS
Shire Pharmaceuticals Group p.l.c.(1)              SHPGY     6.8271  Nasdaq NMS
--------------


(1) On May 11, 2001, BioChem Pharma Inc. completed its merger with Shire Pharmaceuticals Group p.l.c. As a result of the merger, each share of BioChem Pharma was exchanged for 0.7586 share of Shire Pharmaceuticals.The share amount of Shire Pharmaceuticals represented by a round-lot of 100 Biotech HOLDRS is now 6.8271.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2001.